UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Report): March 30, 2005

The Rowe Companies

(exact name of registrant as specified in its charter)

Nevada	1-10226	54-0458563
State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Blvd, Suite 710, McLean, Virginia 22102

(Address of principal executive offices Zip Code)

Registrant’s telephone number, including area code: 703-847-8670

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective March 30, 2005, Rowe Properties Inc. (“Rowe Properties”), a subsidiary of The Rowe Companies (the “Company”), entered into an agreement with Hash Investments, LLC, as purchaser (the “Purchaser”), providing for the sale by Rowe Properties to the Purchaser of certain real estate investment property located in Christiansburg, Virginia (the “Christiansburg Property”). A copy of the agreement is filed as Exhibit 10 to this report. The purchase price is $2,000,000 in cash, of which $40,000 will be deposited by the Purchaser into an escrow account, with the balance of the purchase price to be paid at closing. Consummation of the transaction is subject to the property’s being rezoned for residential development and customary closing conditions, including completion by the Purchaser of a 120-day due diligence period during which the Purchaser may, in its sole and absolute discretion, terminate the agreement if it is not satisfied with the results of its investigation. The transaction is expected to be completed in July 2005.

The Christiansburg Property had a net book value on the Company’s consolidated balance sheet as of February 27, 2005 of approximately $190,000. Based on this net book value amount and the anticipated closing costs, the Company expects to realize a gain of approximately $1.1 million, net of taxes, from the sale of the Christiansburg Property.

The Christiansburg Property is subject to liens of Company lenders. It is anticipated that such lenders will require that substantially all of the proceeds from the sale be applied against outstanding loan balances.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10	Sale Agreement between Rowe Properties, Inc. and Hash Investments, LLC

Forward-Looking Statements

When used in this Current Report on Form 8-K and in other filings with the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions, as well as the use of future dates, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise; the price at which an investment property is sold, cash and non-cash charges incurred in connection therewith, and the timing of any such sale; pending or future litigation; pricing pressures due to excess capacity; raw material cost increases; transportation cost increases; the inability of a major customer to meet its obligations; loss of significant customers in connection with a merger, acquisition, redisposition, bankruptcy or otherwise; actions of current or new competitors; increased advertising costs associated with promotional efforts; change of tax rates; change of interest rates; future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Additional risks are described in the Company’s annual and quarterly filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ROWE COMPANIES Registrant

Date: April 4, 2005	/s/ Gene S. Morphis
Gene S. Morphis
Chief Financial Officer; Secretary-Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10	Sale Agreement between Rowe Properties, Inc. and Hash Investments, LLC

4